Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT and GENERAL RELEASE (the “Agreement”), made and effective for all purposes and in all respects as of January 19, 2017, by and between Science Applications International Corporation, (“EMPLOYER”) and Kimberly Admire (“EMPLOYEE”), (collectively, “the parties.”)

WHEREAS, EMPLOYER AND EMPLOYEE have agreed that EMPLOYEE’s employment with EMPLOYER will terminate on April 14, 2017;

WHEREAS, from February 4, 2017, through and including April 14, 2017, EMPLOYEE will be on a paid leave, but will be available for any and all projects assigned by EMPLOYER;

WHEREAS, the parties desire that EMPLOYEE’S employment end with an Agreement;

WHEREAS, EMPLOYER has agreed to provide certain consideration to EMPLOYEE, as specified below, in return for this Agreement;

WHEREAS, EMPLOYEE has made commitments and promises of acknowledged value to EMPLOYER; and,

WHEREAS, each party to this Agreement has made the decision and determination that it or she has sufficient information necessary to enter into and execute this Agreement.

NOW, THEREFORE, in consideration of the agreements, covenants, releases, and obligations contained herein and other valuable consideration, including the continuing employment of EMPLOYEE from February 4, 2017 through April 14, 2017, and Severance Payments, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Termination of Employment

A.

EMPLOYER and EMPLOYEE agree that, effective April 14, 2017, EMPLOYEE’s employment with EMPLOYER will terminate.  The parties further agree that from February 4, 2017 through and including April 14, 2017, EMPLOYEE shall be on paid leave status, for all time during which EMPLOYEE is not engaged in the performance of services for or on behalf of EMPLOYER, in accordance with paragraph 3 herein.  This period of paid leave, from February 4, 2017 through April 14, 2017, shall hereinafter be referred to as “Consulting Leave” or the “Consulting Leave Period.” During the Consulting Leave Period, EMPLOYEE shall be permitted to volunteer her time and service to one or more charities or other not-for-profit organizations.

B.

Except in the event of termination for “cause,” and provided EMPLOYEE executes the Second Release, the form of which is attached hereto as Appendix A, if EMPLOYER terminates EMPLOYEE’s employment prior to April 14, 2017, EMPLOYER agrees to pay to EMPLOYEE, within ten (10) business days of such termination an amount sufficient to provide EMPLOYEE with: (1) all compensation and benefits (including without limitation the weekly salary and benefits for the Consulting Leave Period, as set forth in paragraph 3; (2) the severance payments set forth in paragraph 4 herein, under the same terms and conditions specified in paragraph 4, as if EMPLOYEE’s employment had continued through April 14, 2017; and, (3) the cash equivalent of any and all amounts EMPLOYEE would have earned from the vesting of restricted stock units and stock options in which EMPLOYEE would have vested had her employment not been terminated before April 14, 2017, as set forth in paragraph 4 herein, subject to the same terms and conditions as provided in paragraph 4.  In the event EMPLOYER terminates EMPLOYEE’s employment for “cause,” EMPLOYEE shall not be entitled to any severance payments pursuant to this Agreement and shall only be entitled to those wages, including Comprehensive Leave and benefits that EMPLOYEE has earned and accrued prior to termination.  For purposes of this Agreement, “cause” means employment-related dishonesty, fraud, violation of the SAIC Code of Conduct, misconduct, disclosure or misuse of confidential information, or other employment related conduct that is likely to cause significant injury to EMPLOYER, its affiliates or subsidiaries, or any of its or their respective employees, officers or directors (including, without limitation, commission of a felony or similar offense), in each case as determined by a court of law or arbitrator. “Cause” shall not require that a civil judgment or criminal conviction has been entered against EMPLOYEE, or a guilty plea shall have been made by EMPLOYEE, regarding any of the matters referred to in the previous sentence.  If EMPLOYEE is criminally charged with a felony or similar offense, that shall be a sufficient, but not a necessary, basis for such belief.

2. Officer Status

The parties agree that effective February 4, 2017, EMPLOYEE will no longer serve as a Section 16 officer or an officer of EMPLOYER or any of its affiliates or subsidiaries.

3. Consulting Leave Compensation

A.

Subject to EMPLOYEE signing this Agreement, during her Consulting Leave, EMPLOYER will continue to pay to EMPLOYEE the gross weekly salary EMPLOYEE currently earns (Seven Thousand Two Hundred and Twenty Two Dollars and Twelve Cents ($7,222.12)) (the “Weekly Salary”). EMPLOYEE will also continue to be eligible for benefits under the same terms and conditions as in effect on the date of execution of this Agreement. Notwithstanding anything to the contrary, EMPLOYER’s benefits may change in the future, and EMPLOYEE will be eligible to participate in applicable future benefits, as may be provided by EMPLOYER to similarly situated employees.  The Weekly Salary and any benefits to which EMPLOYEE is entitled under this Agreement shall be paid on a W-2 basis and shall be subject to all required withholdings and statutory deductions.

B.

The parties agree that during her Consulting Leave, EMPLOYEE shall continue to earn and accrue Comprehensive Leave in accordance with EMPLOYER’s Comprehensive Leave policy. EMPLOYEE will be compensated by EMPLOYER for all earned and accrued Comprehensive Leave that remains unused on April 14, 2017, in a lump sum payment.

4. Severance Payments Following the execution by EMPLOYEE of the Second Release in the form of the release attached hereto in Appendix A on termination of her employment with EMPLOYER on April 14, 2017, EMPLOYER agrees to:

A.

Pay to EMPLOYEE within ten (10) business days, in a lump sum, a severance payment of Seven Hundred Sixty Thousand, One Hundred Eighty Three Dollars ($760,183), which is composed of the amounts set forth in Appendix B, attached hereto and incorporated herein by reference.

B.

EMPLOYER also agrees to provide EMPLOYEE with twelve (12) months of executive outplacement services, up to a maximum amount of Twenty Five Thousand Dollars ($25,000). Employee may begin using those services on a mutually agreeable date once this Agreement has been executed, and may continue to do so for up to twelve (12) consecutive months once the service provider has been engaged.

C.

Solely as a result of EMPLOYER’s agreement to allow EMPLOYEE to continue to be employed through April 14, 2017, as set forth in this Agreement, and unless terminated earlier for cause, EMPLOYEE will vest in certain equity grants.  These additional vesting opportunities provide EMPLOYEE with additional compensation (rounded to the nearest whole share) as follows:

i.	Vesting on April 10, 2017, of Three Thousand Two Hundred Seventy Five (3,275) stock options, granted on April 10, 2015;

ii.	Vesting on April 1, 2017, of Three Thousand Eight Hundred Fifty Two (3,852) stock options, granted on April 1, 2016;
iii.	Vesting on April 10, 2017, of Five Hundred Fifty Five (555) restricted stock units, granted on April 10, 2015;
iv.	Vesting on April 1, 2017 of Five Hundred Fifty (550) restricted stock units, granted on April 1, 2016.

D.

EMPLOYEE understands that pursuant to EMPLOYER’s Amended and Restated 2013 Equity Incentive Plan, any and all vested options must be exercised within 90 days of termination of employment.  Furthermore, it is understood and agreed by the parties that in the event the terms and conditions of EMPLOYER’s Amended and Restated 2013 Equity Incentive Plan differ from or conflict with the terms and conditions of this Agreement, the terms and conditions of EMPLOYER’s Amended and Restated 2013 Equity Incentive Plan shall control.

5. Non-Competition Without the prior written consent of EMPLOYER, which consent must be signed by EMPLOYER’S Chief Executive Officer, while EMPLOYEE remains employed by EMPLOYER and for a period of one (1) year commencing on the termination of EMPLOYEE’S employment with EMPLOYER, EMPLOYEE shall not take any employment, or serve as a director, officer, consultant, advisor, agent, or in any other capacity whatsoever, directly or indirectly, with (i) Booz Allen Hamilton; CACI International, Inc.; CSRA Inc.; Engility Holdings, Inc.; Leidos, Inc.; ManTech International Corporation; Vencore, Inc.; and, Vectrus, Inc.

EMPLOYEE acknowledges and agrees that, in view of her responsibilities while employed by EMPLOYER, including participation in the development of and having access to the business plans and growth strategy of EMPLOYER, employment by an entity referenced above would result in the inevitable disclosure or use of sensitive EMPLOYER information and, in view of these circumstances, the term and scope of this restrictive covenant is reasonable. EMPLOYEE further acknowledges and agrees that a violation of this restrictive covenant would cause irreparable damage to EMPLOYER and that in the event of a breach or threatened breach by EMPLOYEE, EMPLOYER would be entitled to injunctive relief, without the posting of any bond, in addition to such other relief as may be available at law or in equity.

6. Release EMPLOYEE agrees and acknowledges that she is entitled to no other severance payments or severance benefits and that no severance payments described in paragraph 4 herein will be made unless and until EMPLOYEE has fulfilled all of her obligations under this Agreement, including signing the Release contained herein and, upon the termination of her employment on April 14, 2017, signing the Second Release, attached hereto as Appendix A. Nothing herein can or is intended to affect EMPLOYEE’s pension rights or other retirement benefits or the amount (if any) of any pension payments or other retirement benefits to which she is entitled, or rights to indemnification pursuant to EMPLOYER’s or any of its affiliates’ organizational documents and/or director and officer liability policies covering her activities in connection with her employment with EMPLOYER.

Except as otherwise provided in this Agreement, and except for causes of action arising under or in connection with this Agreement, EMPLOYEE hereby absolutely, unconditionally, and forever releases, acquits, and discharges EMPLOYER and EMPLOYER’s representatives, officers, directors, employees, and agents, from any and all actions, causes of action, suits, debts, costs, expenses, damages, losses, claims, liabilities, and demands of any character, nature or kind, whether known or unknown, matured or contingent, liquidated or unliquidated, in law, equity, or otherwise, which any party ever had, now has or can, shall or may have arising from or relating to EMPLOYEE’s employment by EMPLOYER and/or the cessation of that employment.  This Agreement and General Release expressly extends to all claims based on the present and future effects of past acts of EMPLOYER. The general release in this paragraph is intended specifically to include, but is not limited to, all claims or causes of action which any party could, might or may assert arising under any federal, state, or local statute or ordinance providing any remedy, including, but not limited to, claims or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended, the Age

Discrimination in Employment Act, as amended, and the Older Workers Benefit Protection Act of 1990, from the beginning of time to the date of execution of this Release.

7. Covenants, Representations and Warranties to Continue The agreements, covenants, representations, and warranties of the parties set forth in this Agreement shall survive the date of the Agreement and the performance by the parties of any and all obligations under it. All such agreements and covenants shall be binding and enforceable against the parties bound thereby in accordance with their terms.

Notwithstanding anything contained in this Agreement to the contrary, nothing herein, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective officers, directors, representatives, employees, agents, successors, heirs, executors, estates, and personal and legal representatives, any rights, remedies, obligations, or liabilities under, or by reason of, this Agreement.

8. Authority to Contract Each party represents that it or she understands all the terms of this Agreement that it or she is duly authorized and permitted to enter into this Agreement on behalf of itself or herself, and that it or she enters into this Agreement voluntarily.

9. Entire Agreement This Agreement constitutes the final written expression of all of the agreements between the parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms. EMPLOYEE agrees that no representations, promises or agreements of any kind, other than the express written terms of this Agreement, have been made to her or on her behalf by any person or entity to cause her to sign this Agreement.

10. Non-Admission This Agreement is made by the parties to avoid the threat of future litigation and shall never, at any time, for any purpose, be considered as an admission of liability, fault, or responsibility on the part of any party or representative thereof.  Specifically, it is understood and agreed that the payments and any other consideration referred to herein shall not be deemed to be an admission of liability by EMPLOYER.

11. Proprietary Information

A.

EMPLOYEE understands that EMPLOYER possesses confidential, sensitive and proprietary, non-public information (collectively, “Proprietary Information” as defined below) which is important to its business.  For purposes of this Agreement, “Proprietary Information” includes, but is not limited to, information about or from or related to any clients of EMPLOYER or its subsidiary(ies) or affiliate(s); information that was or will be developed, created, or discovered by or on behalf of EMPLOYER or is developed, created or discovered by EMPLOYEE while performing services; or which became or will become known by, or was or is conveyed to EMPLOYER which has commercial value in EMPLOYER’s business.  “Proprietary Information” includes, but is not limited to, trade secrets, designs, technology, know-how, works of authorship, source and object code, algorithms, processes, data, computer programs, ideas, techniques, inventions (whether patentable or not), business and product development plans, clients’ customers, customer lists and other information concerning EMPLOYER’s actual or anticipated business, research or development, personnel information, terms of compensation and performance levels of EMPLOYER’s employees, information related to EMPLOYER’s products, processes, practices, programs, strategies, suppliers, pricing, information which EMPLOYEE has received in confidence by or for EMPLOYER from any other person. “Proprietary Information” does not include information that was within EMPLOYEE’s possession or knowledge prior to it being provided or disclosed to EMPLOYEE by EMPLOYER or that is required to be disclosed in a judicial or administrative proceeding or is otherwise requested or required by law or regulation or legal authority.

B.	At all times, both during the term of this Agreement and after its termination, EMPLOYEE agrees to keep confidential and in trust, and will not use or disclose, any Proprietary

Information without the prior written consent of an officer of EMPLOYER, except as may be necessary in the ordinary course of performing the services under this Agreement.  At the termination of the Agreement, EMPLOYEE shall return to EMPLOYER all information, materials, documents, manuals, and all other printed or reproduced materials, regardless of the format, including, but not limited to, computer discs and programs, hard drives, flash drives, materials stored on a cloud or server, cell or smart phones, tablets or any other electronic device provided by EMPLOYER to EMPLOYEE, or which the EMPLOYEE uses in her employment with EMPLOYER, and all copies of such materials made by or for the benefit of EMPLOYEE.

12. Return of EMPLOYER Property  EMPLOYEE agrees to return to EMPLOYER all property provided to her by EMPLOYER, including but not limited to all computers, electronic devices, tablets, cell or smart phones, equipment, computer hardware, software and accessories, credit cards, company badge and keys.

13. Federal Law Protections

A.

Notwithstanding anything contained in this Agreement to the contrary, to the extent protected by the whistleblower provisions of federal law or regulation, nothing in this Agreement prohibits EMPLOYEE from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General.  EMPLOYEE does not need the prior authorization of EMPLOYER to make any such reports or disclosures, and EMPLOYEE is not required to notify EMPLOYER that she has made such reports or disclosures. Furthermore, this Agreement is not intended to interfere with EMPLOYEE’s exercise of any protected, non-waivable right, such as those identified herein, including, specifically, EMPLOYEE’s right to file a charge with the Equal Employment Opportunity Commission or other government agency.

B.

By entering into this Agreement, however, EMPLOYEE acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys’ fees, to which EMPLOYEE might be entitled or which may be claimed by EMPLOYEE or on EMPLOYEE’s behalf against EMPLOYER, except with respect to those claims protected by the whistleblower provisions of federal law or regulation.  With respect to all other claims, EMPLOYEE forever discharges the EMPLOYER from any liability to EMPLOYEE for any acts or omissions occurring on or before the date of EMPLOYEE’s signing of this Agreement.

14. Breach of Agreement If EMPLOYEE breaches her promise and files or participates in a legal proceeding based on any such released claims, except with respect to those claims protected by the whistleblower provisions of federal law or regulation, EMPLOYER’s obligation to make the payments and benefits referred to herein shall terminate immediately, and the EMPLOYEE shall (i)  repay to EMPLOYER any money paid to her pursuant to this Agreement; (ii) pay for all costs incurred by EMPLOYER, including reasonable attorneys’ fees, in defending against EMPLOYEE’s claim; and (iii) pay all other damages awarded by a court of competent jurisdiction or arbitral tribunal.

15. Non-Disparagement EMPLOYEE agrees that she will not disparage, debase, or demean EMPLOYER and EMPLOYER’s representatives, officers, directors, employees, and agents.  If the EMPLOYEE breaches the terms of this paragraph, EMPLOYER’s obligation to make the payments and benefits set forth herein shall terminate immediately, and the EMPLOYEE will (i) repay to EMPLOYER any money paid to her pursuant to this Agreement; (ii) pay for all costs incurred by EMPLOYER, including reasonable attorneys’ fees, in defending against EMPLOYEE’s claim; and (iii) pay all other damages awarded by a court of competent jurisdiction or arbitral tribunal.  EMPLOYER agrees that it will not disparage, debase or demean EMPLOYEE and will use reasonable efforts to ensure that its officers, directors, executives and employees do not disparage, debase or demean EMPLOYEE.  If EMPLOYER breaches the term of this paragraph, the EMPLOYER will pay for all costs incurred by EMPLOYEE, including reasonable attorneys’ fees, in bringing a cause of action against EMPLOYER, and pay all other damages awarded by a court of competent jurisdiction or arbitral tribunal.

16. Non-Solicitation Following her termination of employment on April 14, 2017, and for one (1) year thereafter, EMPLOYEE agrees that she will not directly or indirectly recruit, solicit, or hire any employee of EMPLOYER, or induce or attempt to induce any employee of EMPLOYER to terminate his/her employment with, or otherwise cease his/her relationship with, EMPLOYER. EMPLOYEE also agrees that for the same one (1) year period, EMPLOYEE will not directly solicit the business of any of the customers of EMPLOYER with whom EMPLOYEE worked directly or who were introduced by EMPLOYER.

17. Continued Availability and Cooperation  EMPLOYEE shall reasonably cooperate with EMPLOYER and with EMPLOYER’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving EMPLOYER that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of EMPLOYEE’s employment by EMPLOYER.  EMPLOYER agrees to pay all reasonable expenses incurred by EMPLOYEE in cooperating.  This cooperation by EMPLOYEE shall include, but not be limited to:

A.	Making herself reasonably available for interviews and discussions with EMPLOYER’s counsel for depositions and trial testimony; and,
B.

If depositions or trial testimony are to occur, making herself reasonably available and cooperating in the preparation therefor as and to the extent that EMPLOYER or the EMPLOYER’s counsel reasonably requests.

18. Amendment. This Agreement may be amended or modified only by a written instrument executed by both EMPLOYEE and EMPLOYER.

19. Provisions to Survive Agreement The parties agree that the provisions of paragraphs 4, 5, 6, 7, 9, 10, 11, 12 and 16 shall survive the Agreement.

20. Governing Law This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

21. Arbitration Any disputes arising under or relating to this Agreement shall be subject to arbitration pursuant to the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures, as in effect when the dispute arose.  The situs of any arbitration between the parties shall be Virginia, and the arbitrators shall have the authority to decide the issue of arbitrability.  Any such arbitration will be conducted in the Commonwealth of Virginia and will be decided in accordance with and determined by the laws of the Commonwealth of Virginia, without regard to conflicts of laws or choice of laws.

22. Successors and Assigns This Agreement shall be binding upon, and inure to the benefit of, both parties.  The parties agree that the EMPLOYEE may not assign this Agreement, her obligations to perform services, or her right to receive any sums due thereunder without the prior written consent of the EMPLOYER, including the EMPLOYER’S successors and assigns, including any corporation or entity with which, or into which, the EMPLOYER may be merged or which may succeed to its assets or business.

23. Captions and Paragraph Headings Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

24. Further Assurances Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

25. Miscellaneous

A.	No delay or omission by the either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver by that party of any right on any other occasion.
B.

In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

26. Acknowledgement EMPLOYEE acknowledges that:

A.	She has been advised to consult an attorney prior to signing this Agreement;
B.

With respect only to claims or causes of action or potential claims or causes of action subject to the Age Discrimination in Employment Act, as amended (the “ADEA”), she has twenty-one (21) days after the date of this Agreement is provided to her to sign and deliver the signed copy of the Agreement to EMPLOYER (although she may choose to sign and deliver the Agreement sooner);

C.

With respect only to claims or causes of action or potential claims or causes of action subject to the ADEA, she has a period of seven (7) days after a signed copy of this Agreement is delivered to EMPLOYER to cancel and revoke it;

D.	With respect to all claims or causes of action or potential claims or causes of action other than those under the ADEA, this Agreement is effective and binding upon signature of all parties;
E.	She has read and fully understands all of the provisions of this Agreement, and she is knowingly and voluntarily agreeing to its terms;
F.

Should she rescind her acceptance of this Agreement as provided in sub-paragraph (C) above, with respect to claims pursuant to the ADEA, EMPLOYER has no obligation to pay any part of the amounts described herein.

IN WITNESS WHEREOF, EMPLOYER and EMPLOYEE, intending to be legally bound, have executed this Agreement as of the last date stated below.

Dated this 19th day of January, 2017.

WITNESS:	Science Applications International Corporation
/s/ Steven G. Mahon	/s/ Anthony J. Moraco
	By:	Anthony J. Moraco
	Title:	Chief Executive Officer

With respect to claims or causes of action or potential claims or causes of actions pursuant to the Age Discrimination in Employment Act, as amended, I understand that I have twenty-one (21) days to consider the offer made to me in this Agreement. My signature below affirms that I have knowingly and voluntarily elected to shorten that period.

Dated this 10th day of January, 2017.

WITNESS:
/s/ Vernon Wilkins	/s/ Kimberly Admire
Vernon Wilkins	Kimberly Admire

APPENDIX A

SECOND RELEASE

FOR GOOD AND VALUABLE CONSIDERATION received by Kimberly Admire (“EMPLOYEE”) from Science Applications International Corporation, (“EMPLOYER”), the receipt of which is hereby acknowledged, and in accordance with the AGREEMENT AND GENERAL RELEASE entered into between the parties on or about January 19, 2017 (the “Agreement”), which Agreement is incorporated herein by reference and made a part hereof, and except in each case for causes of action arising under or in connection with the foregoing Agreement and this Second Release, EMPLOYEE hereby absolutely, unconditionally, and forever releases, acquits, and discharges EMPLOYER and EMPLOYER’s representatives, officers, directors, employees, and agents, from any and all actions, causes of action, suits, debts, costs, expenses, damages, losses, claims, liabilities, and demands of any character, nature or kind, whether known or unknown, matured or contingent, liquidated or unliquidated, in law, equity, or otherwise, which any party ever had, now has or can, shall or may have arising from or relating to EMPLOYEE’s employment by EMPLOYER and/or the cessation of that employment. This release expressly extends to all claims based on the present and future effects of past acts of EMPLOYER. The general release in this paragraph is intended specifically to include, but is not limited to, all claims or causes of action which any party could, might or may assert, or which any personal representative, successor, heir or assign of EMPLOYEE hereafter can, shall or may have, against EMPLOYER arising under any federal, state, or local statute or ordinance providing any remedy, including, but not limited to, claims or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and the Older Workers Benefit Protection Act of 1990, from the beginning of time to the date of execution of this Release.  Nothing herein can or is intended to affect EMPLOYEE’s pension rights or other retirement benefits or the amount (if any) of any pension payments or other retirement benefits to which she is entitled, or rights to indemnification pursuant to EMPLOYER’s or any of its affiliates’ organizational documents and/or director and officer liability policies covering her activities in connection with her employment with EMPLOYER.

EMPLOYEE acknowledges that:

A.	She has been advised to consult an attorney prior to signing this Agreement;
B.

With respect only to claims or causes of action or potential claims or causes of action subject to the Age Discrimination in Employment Act, as amended (the “ADEA”), she has twenty-one (21) days after the date of this Agreement is provided to her to sign and deliver the signed copy of the Agreement to EMPLOYER (although she may choose to sign and deliver the Agreement sooner);

C.

With respect only to claims or causes of action or potential claims or causes of action subject to the ADEA, she has a period of seven (7) days after a signed copy of this Agreement is delivered to EMPLOYER to cancel and revoke it;

D.	With respect to all claims or causes of action or potential claims or causes of action other than those under the ADEA, this Agreement is effective and binding upon both parties;
E.	She has read and fully understands all of the provisions of this Agreement and she is knowingly and voluntarily agreeing to its terms;
F.

Should she rescind her acceptance of this Agreement as provided in sub- paragraph (C) above, with respect to claims pursuant to the ADEA, EMPLOYER has no obligation to pay any part of the amounts described herein.

IN WITNESS WHEREOF, EMPLOYEE, intending to be legally bound, has executed this Release as of the date stated below.

With respect to claims or causes of action or potential claims or causes of actions pursuant to the Age Discrimination in Employment Act, as amended, I understand that I have twenty-one (21) days to consider this Release. My signature below affirms that I have knowingly and voluntarily elected to shorten that period.

Dated this __________ day of __________, 2017.

WITNESS:

Kimberly Admire

APPENDIX B

CALCULATION OF SEVERANCE

Current base	$375,550
	X 1.25
	$469,438

STI	$220,596	(Average of 3 years)
	X 1.25
	$275,745

Benefits[1]	$12,000
	X 1.25
	$15,000

TOTAL	$760,183

1 Based on estimated annual health & welfare benefits costs.